Index supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 4 - I dated April 13, 2023 and the underlying supplement no. 9 - I dated April 13, 2023. Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 D ate d Decembe r 6 , 2023 Rul e 424(b)(3) PER F ORMANCE UP D A TE The J . P . Morgan Kronos SM US Equity (JPUSKRSE) Excess Return Index attempts to provide a dynamic net 50 % long, net 50 % short or net uninvested exposure to the price performance of the S&P 500 ® Price Index (“the S&P 500 ”) based on the following principles : • S t r o n g historical pe r f ormanc e a r ound the turn of the mon th • Historical price momentum ahead of index options’ expiry • Historical mean reversion at month - end The Index does not reflect the reinvestment of dividends and is subject to a daily deduction of 0 . 35 % per annum index fee and, when leveraged exposure is provided, a notional financing cost, as well as a deduction equal to any dividends on the underlying components of the S&P 500 ® Price Index . The Ind e x w as established on June 11 , 2021 . Levels are published on Bloomberg using the ticker JPUSKRSE . Hypothetical and actual historical performance: Nov 2013 through Nov 2023 Please see the footnotes at the bottom of this page and “Backtesting” on the following page for information on backtested performance. J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Actual Backtested 50 Nov - 13 Nov - 15 Nov - 17 70 90 1 1 0 1 3 0 1 5 0 Nov - 1 9 Nov - 2 1 Nov - 23 Hypothetical and actual historical returns and volatilities: Nov 2013 through Nov 2023 Sharpe Ratio 10 Y ear V olatili t y (Annualized) 10 Y ear R eturn (Annualized) 5 Y ear R eturn (Annualized) 3 Y ear R eturn (Annualized) 1 Y ear R eturn 0.38 6.47% 2.48% 4.80% - 1.88% - 2.87% J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Historical net exposure at end - of - day: Sep 2023 through Nov 2023 Note: The Index is constructed by looking at the outperformance of a dynamic exposure to the S&P 500® Price Index over a constant S&P 500® Total Return Index performance. For example, a net exposure of 50% long exposure corresponds to a 150% long exposure to the S&P 500® Price Index and a 100% short exposure to the S&P 500® Total Return Index. Hypothetical and actual historical monthly and annual returns: Jan 2014 through Nov 2023 Year Dec Nov Oct Sep Aug Jul Jun May Apr Mar Feb Jan - 5.76% - 3.06% 0.05% 0.66% 0.09% - 1.69% 0.72% 0.93% - 0.10% - 1.35% 0.37% - 0.66% - 1.80% 2014 2.73% 0.74% 0.91% 1.22% - 2.33% 4.37% - 0.32% - 0.60% 0.38% - 0.20% 0.03% 1.24% - 2.56% 2015 - 0.81% 0.25% - 0.95% - 0.95% - 0.31% - 0.27% 0.14% 0.62% 0.41% - 0.85% 2.31% - 1.86% 0.71% 2016 1.47% - 0.08% - 0.46% 0.29% - 0.29% 1.15% 0.01% 0.32% 0.04% - 0.35% 0.57% 0.27% - 0.01% 2017 8.74% 2.25% 3.18% 0.07% - 0.01% - 0.37% 0.33% 1.75% 1.05% 1.01% 0.94% - 3.54% 1.92% 2018 0.81% - 0.37% 0.36% - 1.26% 0.69% - 1.82% 0.07% 2.64% - 2.44% 0.10% 1.18% 0.70% 1.07% 2019 30.31% 0.37% 2.32% 1.23% 1.26% 0.32% 1.07% 2.58% - 1.00% - 0.19% 15.01% 3.40% 1.29% 2020 4.76% - 0.20% 1.55% 2.08% - 0.22% 0.23% - 1.08% - 0.61% 0.99% 0.90% - 1.77% 1.06% 1.80% 2021 - 12.08% - 4.93% - 2.24% 0.91% - 1.79% - 0.74% 1.25% - 0.36% 4.29% - 3.87% - 4.89% 1.49% - 1.48% 2022 2.16% 2.18% 0.97% - 1.49% - 0.24% - 0.77% 1.32% - 2.63% 0.46% 2.36% - 0.17% 0.26% 2023 DE CEMBER 2023 J . P . Mo r g a n K r ono s U S E qui t y (JPUSKRSE ) E x c es s R etur n Ind e x Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500® Price Return Index through June 10, 2021 and the actual performance of the Index from June 11, 2021 through November 30, 2023. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page. Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Factors” in the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank. N ov ember 2023 50% 0% - 50% S&P 500® Net Exposu r e 11/1 — 11/3 11/6 — 11/13 11/14 — 11/17 11/20 11/21 — 11/27 11/28 — 11/29 11/30 October 2023 50% 0% - 50% S&P 500® Net Exposu r e 10/2 — 10/4 10/5 — 10/16 10/17 — 10/20 10/23 — 10/27 10/30 — 10/31 September 2023 50% 0% - 50% S&P 500® Net Exposu r e 9/1 — 9/6 9/7 — 9/11 9/12 — 9/15 9/18 — 9/20 9/21 — 9/27 9/28 — 9/29

DECEMBER 2023 | J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index S electe d Risks  Our affiliate, J.P. Morgan Securities plc (“JPMS plc”), is the sponsor and calculation agent of the Index and may adjust the Index in a way that affects its level.  The level of the Index will include the deduction of a fee of 0.35% per annum and, in some circumstances, a notional financing cost based on the Effective Federal Funds Rate.  Dividends or other distributions on the equity securities underlying the Constituent will adversely affect the performance of the Index.  The Index will provide an effective exposure to the price performance of the Constituent, which may adversely affect the performance of the Index.  JPMorgan Chase & Co. is currently one of the companies that make up the Constituent.  There are risks associated with the Index’s turn - of - month strategy.  There are risks associated with the Index’s option expiry momentum strategy.  There are risks associated with the Index’s mean reversion strategy.  The Index’s strategies are applied during only a portion of each month.  The Index may be adversely affected by an overlap between its turn - of - the - month strategy and its month - end mean reversion strategy.  Th e Ind e x m a y b e significa n tl y uni n v ested.  The Constituent of the Index may be replaced by a substitute index in certain extraordinary events.  The notional cash return will be negatively affected if the underlying interest rate is negative.  The Index, which was established on June 11, 2021, has a limited operating history and may perform in unanticipated ways.  The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.  The Index may not be successful or outperform any alternative strategy that may be employed of the Constituents.  The Effective Federal Funds Rate is affected by a number of factors and may be volatile.  The method pursuant to which the Effective Federal Funds Rate is determined may change, and any such change may adversely affect the value of notes linked to the Index. The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section in the prospectus supplement and the relevant product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement. Disclaimer The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . These terms are subject to change, and J . P . Morgan undertakes no duty to update this information . This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet and/or disclosure supplement, and the documents referred to therein . In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such term sheet and/or disclosure supplement shall govern . Backtesting : Hypothetical backtested performance measures have inherent limitations . Alternative modelling techniques might produce significantly different results and may prove to be more appropriate . Past performance, and especially hypothetical back - tested performance, is not indicative of future results . This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information . The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hundred and fifty - two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index or portfolio (considering only days for which levels are available for all three) over the preceding 10 years . The Sharpe Ratio on the previous page is a measure of risk - adjusted performance, calculated as the 10 Year Return (Annualized) divided by the 10 Year Volatility (Annualized) . Investment suitability must be determined individually for each investor, and notes linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2023 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index .